UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 20, 2016

BERRY PLASTICS GROUP, INC.
(Exact name of registrant as specified in charter)

Delaware	1-35672	20-5234618
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Oakley Street
Evansville, Indiana 47710
 (Address of principal executive offices / Zip Code)

(812) 424-2904
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 20, 2016, Berry Plastics Group, Inc. (the "Company") agreed to amendments to the Employment Agreements of Curtis L. Begle, Mark W. Miles, and Thomas E. Salmon that were previously approved by the Compensation Committee (the "Compensation Committee") of the Board of Directors of the Company.  The form of Amendment to Employment Agreement (the "Amendment") provides enhanced severance benefits on terminations of employment without "Cause" (as defined in the Employment Agreements) or resignations for "Good Reason" (as defined in the Amendment) (a "Qualifying Termination"), in either case, within the two years following a "Change in Control" (as defined in the Amendment).

The enhanced severance benefits made available to Messrs. Begle, Miles and Salmon, who were "named executive officers" in the Company's most recent proxy statement, include: (i) payment of an amount equal to one and one-half times the employee's annual base salary and target annual bonus as of the date of Qualifying Termination over a period of 18 months, (ii) payment of a prorated annual bonus only as, if, and when annual bonuses are paid to other employees of the Company who hold a position similar to the position the employee held prior to his Qualifying Termination, and (iii) if the employee elects COBRA continuation coverage, payment of an amount equal to the monthly amount of COBRA continuation coverage minus the portion of the amount the individual would have paid had he still been employed until the earlier of (A) his employment by another employer who offers him medical coverage or (B) 18 months following Qualifying Termination.

This foregoing description of the Amendment is qualified in its entirety by reference to the Amendment, a copy of which is filed herewith as Exhibit 10.1 and is incorporated in this Item 5.02 by reference.

On July 20, 2016, the Company also agreed to amendments to stock option awards granted under the Berry Plastics Group, Inc. 2006 Equity Incentive Plan (the "2006 Plan"), the Berry Plastics Group, Inc. 2012 Long-Term Incentive Plan (the "2012 Plan"), and the Berry Plastics 2015 Long-Term Incentive Plan (the "2015 Plan") and stock appreciation right awards granted under the 2006 Plan, in each case, to reflect changes that were previously approved by the Compensation Committee.  The form of amendment to the aforementioned awards (the "Award Amendment") amends each outstanding award to the extent not exercised, paid, cancelled, forfeited, terminated, or expired as of the date of the Award Amendment.

The Award Amendments each provide for full vesting and exercisability of options and stock appreciation rights following any termination of employment without "Cause" and not due to "Disability" (both, as defined in the applicable award agreement) or any resignation for "good reason," if applicable (as defined in the recipient's employment agreement) within the two years following a Change in Control.  In that case, the options and stock appreciation rights will also continue to be exercisable for the remaining term of the applicable award.  Any Change in Control rights in the applicable awards prior to these Award Amendments were also preserved to the extent they could apply more than two years following a Change in Control.

The foregoing descriptions of the Award Amendments are qualified in their entirety by reference to each of the Award Amendments, copies of which are filed herewith as Exhibits 10.2, 10.3, and 10.4, respectively, and are incorporated in this Item 5.02 by reference.

Item 9.01 Financial Statements and Exhibits

Exhibit 10.1	Form of Amendment to Employment Agreement

Exhibit 10.2	Form of 2016 Omnibus Amendment to Awards Granted Under the Berry Plastics Group, Inc. 2006 Equity Incentive Plan

Exhibit 10.3	Form of 2016 Omnibus Amendment to Awards Granted Under the Berry Plastics Group, Inc. 2012 Long-Term Incentive Plan

Exhibit 10.4	Form of 2016 Omnibus Amendment to Awards Granted Under the Berry Plastics Group, Inc. 2015 Long-Term Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BERRY PLASTICS GROUP, INC.
(Registrant)

	By:	/s/ Jason K. Greene
Dated: July 22, 2016		Jason K. Greene
Executive Vice President and Chief Legal Officer